Exhibit 7.11

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of April 24, 2013, is by and among Decade Sunshine Limited, a Cayman Islands exempt company with limited liability (“Parent”), Decade Sunshine Merger Sub, a Cayman Islands exempt company with limited liability and a wholly owned subsidiary of Parent (“Merger Sub”), and 3SBio Inc., a Cayman Islands exempt company with limited liability (the “Company”).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of February 8, 2013 (the “Merger Agreement”), upon the terms and subject to the conditions of which, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, Section 8.6 of the Merger Agreement provides that the Parties may modify or amend the Merger Agreement at any time prior to the effective time of the Merger, with the approval of the boards of directors of the Parties and, in the case of the Company, with the approval of the Company Board and the Independent Committee in writing;

WHEREAS, each of the Company Board, acting upon the unanimous recommendation of the Independent Committee, and the Independent Committee has (i) determined that it is fair to and in the best interest of the Company and its unaffiliated shareholders, and declared it advisable, to enter into this Amendment and (ii) approved the execution, delivery and performance by the Company of this Amendment;

WHEREAS, the sole director of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Amendment and (ii) declared it advisable for Parent and Merger Sub to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment, in each case, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the Parties agree to amend the Merger Agreement as follows:

1.	Definitions

Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall, from and after the execution of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to February 8, 2013, references to “the date hereof” and “the date of this Agreement” shall continue to refer to February 8, 2013.

2.	Amendments to Merger Agreement

2.1	Amendment to Section 2.1(b)

Sub-section (b) of Section 2.1 (“Merger Consideration”) is hereby amended and restated as follows:

Each Share, including Shares represented by American Depositary Shares, each representing seven Shares (the "ADSsError! Reference source not found."), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(c) (Cancellation of Shares) and any Dissenting Shares, collectively, the "Excluded SharesError! Reference source not found."), shall be cancelled in exchange for the right to receive an amount in cash equal to US$2.3857 per Share, without interest (the "Per Share Merger ConsiderationError! Reference source not found."). As each ADS represents seven Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to US$16.70 per ADS, without interest (the "Per ADS Merger ConsiderationError! Reference source not found." and collectively with the Per Share Merger Consideration, the "Merger ConsiderationError! Reference source not found."), pursuant to the terms and conditions set forth in the deposit agreement dated February 5, 2007, by and between the Company and JPMorgan Chase Bank, N.A. (the "DepositaryError! Reference source not found."), as amended by Agreement No.1 to Letter Agreement dated February 4, 2008 (the "Deposit AgreementError! Reference source not found."). As of the Effective Time, all of the Shares, including Shares represented by ADSs, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share, including each Share represented by ADSs (other than the Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration without interest and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 2.3(f) (Dissenting Shares).

2.2	Amendment to Section 4.9(b)(ii)

Sub-sections (b)(i) and (ii) of Section 4.9 (“Financing”) are hereby amended and restated as follows:

(i) an executed facility agreement, dated as of February 8, 2013, together with an executed consent and waiver under Facilities Agreement dated February 8, 2013, dated as of April 24, 2013 (collectively, the "Debt Financing DocumentError! Reference source not found."), between, among others, Parent, as borrower, China CITIC Bank International Limited, as one of the lenders, lead arranger, facility agent and security agent, and each lender from time to time party thereto (together with China CITIC Bank International Limited, the "LendersError! Reference source not found."), regarding the amounts set forth therein for purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the "Debt FinancingError! Reference source not found."), and (ii) an executed equity commitment letter from CPEChina Fund L.P., dated as of February 8, 2013 (as amended by the amendment to the equity commitment letter dated April 24, 2013, the "Equity Financing Document", and together with the Debt Financing Document, the "Financing Documents"), pursuant to which CPEChina Fund L.P. has agreed, subject to the terms and conditions thereof, to provide the convertible and exchangeable debt financing amounts set forth therein (the "Equity Financing", and together with the Debt Financing, the "Financing"),

2.3	Amendment to Section 6.14(c)(i)

Sub-section (c)(i) of Section 6.14 (“Financing”) is hereby amended and restated as follows:

The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that, at the Closing, the aggregate amount of Available Company Cash shall equal or exceed the Required Available Cash Amount (the “Available Company Cash FinancingError! Reference source not found.”). The Parties shall use their reasonable best efforts to cooperate with each other with respect to the Available Company Cash Financing and shall keep each other reasonably informed on a reasonably current basis of the status of the Available Company Cash Financing. For purposes of this Agreement, “Available Company CashError! Reference source not found.” means cash of the Company in US dollars in a US dollar denominated bank account of the Company opened at a bank outside the PRC, net of issued but uncleared checks and drafts, available free of any Liens at the Closing for use by Parent and Merger Sub as a source of funds to pay the aggregate Merger Consideration and the fees and expenses payable by them in connection with the Merger and the other transactions contemplated by this Agreement, and "Required Available Cash AmountError! Reference source not found." means US$83.9 million.

2.4	Amendment to Section 7.2(f)

Sub-section (f) of Section 7.2 is hereby amended and restated as follows:

The aggregate amount of (i) the Available Company Cash contemplated by Section 6.14(c)(i) and (ii) the Company Cash Backup Financing arranged by Parent contemplated by Section 6.14(c)(ii) shall be at least US$82.9 million as of the Closing Date.

3.	Miscellaneous

3.1	No Further Amendment

The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments in Section 2 of this Amendment, continue unamended, in full force and effect and constitute legal and binding obligations of the Parties. This Amendment forms an integral and inseparable part of the Merger Agreement.

3.2	Representations and Warranties of the Company

The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this Amendment; and (iii) each of the Company Board, acting upon the unanimous recommendation of the Independent Committee, and the Independent Committee has determined that it is fair to and in the best interest of the Company and its unaffiliated shareholders, and declared it advisable, to enter into this Amendment and approved the execution, delivery and performance by the Company of this Amendment.

3.3	Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub; and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

3.4	Other Miscellaneous Terms

The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized representatives of the Parties (as applicable) as of the date first written above.

DECADE SUNSHINE LIMITED

By: /s/ Jing Lou
Name: Jing Lou
Title: Director

DECADE SUNSHINE MERGER SUB

By: /s/ Jing Lou
Name: Jing Lou
Title: Director

3SBIO INC.

By: /s/ Tianruo (Robert) Pu
Name: Tianruo (Robert) Pu
Title: Director and Chairman of the Independent Committee

[Signature Page to Amendment No. 1 to Merger Agreement]